EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (No. 333-163554 and No. 333-147244) on Form S-3 and No. 333-169472 on Form S-8 of our report dated March 11, 2011 (May 17, 2011 as to the retrospective adjustment for discontinued operations discussed in Note 21 and November 14, 2011 as to the retrospective adjustment for the addition of a Co-Issuer to the condensed consolidating financial information relating to subsidiary guarantees of registered debt discussed in Note 20), relating to the consolidated financial statements of Eagle Rock Energy Partners, L.P. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for oil and gas reserves, for discontinued operations and the retrospective adjustment for the addition of a Co-Issuer to the condensed consolidating financial information relating to subsidiary guarantees of registered debt), appearing in this Current Report on Form 8-K of Eagle Rock Energy Partners, L.P. dated November 14, 2011.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
November 14, 2011